Exhibit 3.13

OPERATING AGREEMENT

OF

EATON AEROQUIP LLC

September 2, 2008

OPERATING AGREEMENT

OF

EATON AEROQUIP LLC

THIS OPERATING AGREEMENT (“Agreement”), is made and entered into by Eaton Corporation, a corporation organized under the laws of Ohio (the “Member”), as of September 2, 2008.

ARTICLE I

ORGANIZATION

Section 1.1 Formation. Pursuant to the Articles of Organization (the “Articles of Organization”) filed with the Secretary of State of Ohio on the 4th day of August, 2008 (the “Commencement Date”), the authorized person of Member has formed a limited liability company (the “Company”) pursuant to the provisions of Chapter 1705 of the Ohio Limited Liability Company Act (the “Act”). The rights and liabilities of the Member will be as provided in the Act except as otherwise provided in this Agreement.

ARTICLE II

NAME, CHARACTER, PLACE OF

BUSINESS AND TERM OF COMPANY

Section 2.1 Name. The business of the Company shall be conducted under the name of Eaton Aeroquip LLC. The Member may change the Company’s name at any time and from time to time. The Member may also cause the Company to do business at the same time under more than one fictitious name if the Member determines that doing so is in the interest of the Company.

Section 2.2 Character of Business. The Company may carry on any lawful activity permissible for a limited liability company under Ohio law.

Section 2.3 Place of Business. The principal office of the Company shall be located at a location as the Member may from time to time determine.

Section 2.4 Location of Records. The Company will maintain, at its principal office, all records pertaining to the Company as required by the Act.

Section 2.5 Term. The period of duration of the Company shall commence on the Commencement Date and shall be perpetual.

Section 2.6 Filings; Registered Agent for Service of Process and Registered Office

(a) The Articles of Organization of the Company has been filed in the office of the Secretary of State of Ohio in accordance with the provisions of the Act. The Member will take any and all other actions reasonably necessary to perfect and maintain the status of the Company as a limited liability company under the laws of Ohio.

(b) The Member will take any and all other actions as may be reasonably necessary to perfect and maintain the status of the Company as a limited liability company or similar type of entity under the laws of any states or jurisdictions other than Ohio in which the Company engages in business.

(c) The Company’s registered office in Ohio shall be located at 1300 Ninth Street, Cleveland, Ohio 44114. The Company’s registered agent for service of process in the State of Ohio shall be the CT Corporation System, 1300 Ninth Street, Cleveland, Ohio 44114. The Member may change, at any time and from time to time, such registered agent or registered office.

(d) Upon the dissolution of the Company, the Member will promptly execute and cause to be filed a certificate of cancellation in accordance with the Act and the law of any other states or jurisdictions in which the Company has qualified to conduct business.

ARTICLE III

ACCOUNTS

Section 3.1 Contributions. The Member has contributed to the Company the assets shown on the books and records of the Company. An account shall be maintained for the Member as shown on the books of the Company. The Member will not be required to make any contributions to the Company other than the initial contribution. The Member is not required to make any additional contributions to the capital of the Company.

Section 3.2 Fiscal Year. The Company shall have the same fiscal year as the Member.

ARTICLE IV

MANAGEMENT OF COMPANY

Section 4.1 Management. Subject to the limitations imposed by the Act and except as otherwise provided in this Agreement, the Board of Managers (the “Board”), in its full and exclusive discretion, will manage and control, have authority to obligate and bind, and make all decisions affecting the business and assets of the Company.

Section 4.2 Board of Managers.

(a) The Company shall have a Board of at least one (1) person. The members of the Board (the “Managers,” and each a “Manager”) shall be elected by the Member. There shall be two (2) initial members of the Board, who shall be Richard H. Fearon and Mark M. McGuire. A Manager may be removed by the Member. Any vacancy on the Board shall be filled by the Member.

(b) Any action under this Agreement requiring the consent of or determination or approval of the Board, will require the consent or approval of a majority of the Board.

(c) Managers shall be natural persons of full age and need not be Members. Except in the case of vacancies, each Manager shall be elected to serve until his successor is elected and qualified.

(d) A resignation from the Board shall be deemed to take effect upon its receipt by the Member, unless some other time is specified therein.

(e) Regular meetings of the Board shall be called on the written request of a majority of the Managers. Special meetings may be held at such times and places as may be designated in the notices of their call, or they may be held at any time or place, without notice, by the presence of all Managers.

(f) Written notice of each regular or special meeting, stating the time and place, shall be given to each Manager at least one (1) day before such meeting, either personally or by mail, facsimile or electronic mail.

(g) At all meetings of the Board, a majority of the Managers in office shall be necessary to constitute a quorum for the transaction of business, and the acts of a majority of the Managers present at a meeting at which a quorum is present shall be the acts of the Board. Managers who have a personal or financial interest in a contract or transaction which is before the Board, or who are common managers or directors of the Company and another corporation or entity with respect to which a contract or transaction is before the Board, may be counted in determining the presence of a quorum at a meeting of the Managers, or a committee thereof. If a quorum shall not be present at any meeting of Managers, the Managers present thereat may adjourn the meeting from time to time, without notice other than announcement of the meeting, until a quorum shall be present.

(h) To the extent permitted by law, Managers or any committee thereof may participate in a meeting of such body by proxy, or through the use of telephone conference or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this Section shall constitute presence in person at such meeting.

(i) Any action required or permitted to be taken at a meeting of the Board may be taken without a meeting if such action is approved by the written consent of all of then serving Managers, and such approval is evidenced by one or more written consents describing the action taken, signed by all of the Managers and delivered to the Company for inclusion in the minutes of the Company or for filing with the Company records. Action taken under this Section 4.2(i) is effective when the consent is signed by all of the Managers, unless the consent specifies a different effective date.

(j) The Board may delegate any of its duties or responsibilities to one or more committees of the Board.

Section 4.3 Officers. The Board may appoint any person to act as officers of the Company which may include (a) a chief executive officer; (b) a president; (c) one or more vice presidents; (d) a secretary and one or more assistant secretaries; and (d) a treasurer and one or more assistant treasurers. The Board may delegate a portion of its day-to-day management responsibilities to any such officers, as determined by the Board from time to time, and such officers will have the authority to contract for, negotiate on behalf of and otherwise represent the interests of the Company as authorized by the Board.

Section 4.4 Reliance on Acts of Officers. No financial institution or any other person, firm or corporation dealing with the Company shall be required to ascertain whether an officer is acting in accordance with this Agreement and such financial institution or such other person, firm or corporation shall be protected in relying solely upon the deed, transfer or assurance of, and the execution of such instrument or instruments by such officer.

ARTICLE V

DISTRIBUTIONS TO MEMBERS

Section 5.1 Distributions of Net Cash Flow and Net Cash Proceeds. Distributions shall be made to the Member at such times as the sole Member determines.

ARTICLE VI

WITHDRAWAL OF A MEMBER; RIGHT OF

SURVIVING OR REMAINING MEMBERS TO CONTINUE

THE BUSINESS OF THE COMPANY

Section 6.1 Withdrawal of a Member. The Member shall cease to be a member of the Company upon the occurrence of any of the events of withdrawal as set forth in the Act.

Section 6.2 Right to Continue Business. The Company shall not dissolve upon the withdrawal of the Member by reason of a transfer described in Section 7.1 hereof. Upon the withdrawal of the Member for any other reason, the successors or assigns of the Member may elect to continue the business of the Company within one hundred twenty (120) days after the withdrawal of the Member from the Company pursuant to Section 6.1 hereof.

ARTICLE VII

TRANSFERS OF MEMBERSHIP INTERESTS

Section 7.1 Voluntary Transfers of Membership Interests. The membership interest of the Member may be voluntarily transferred at any time; provided, however, that in the event that a new member shall be admitted to the Company, the admission or replacement of another new member or the assignment of a member’s interest in the Company shall only be permitted pursuant to a written agreement between all of the members of the Company and the new member.

ARTICLE VIII

DISSOLUTION OF THE COMPANY

Section 8.1 Dissolution. The Company shall be dissolved upon the occurrence of any of the following events:

(a) If the Member ceases to be a Member of the Company and the business of the Company is not continued as provided in Section 6.2;

(b) The sale of substantially all of the Company’s assets;

(c) The written statement of the sole Member to dissolve the Company;

(d) Entry of a decree of judicial dissolution under the Act.

Upon the dissolution of the Company, the Member (or the successor of the Member with respect to the Member’s membership interest) shall proceed, within one hundred eighty (180) days after notice of the event causing dissolution, with the winding up of the Company, and its assets shall be applied and distributed as provided in the Act; provided, however, that nothing in this Agreement shall be deemed to require the Company or any Member to pay any non-recourse debts or obligations of the Company.

Section 8.2 Final Accounting. The Member shall be furnished with a statement prepared by the Company’s accountants, which shall set forth the assets and liabilities of the Company as of the date of the complete liquidation. Upon the compliance by the Member with the foregoing distribution plan, the Member shall cease to be a Member and the Member shall execute and cause to be filed a Certificate of Dissolution of the Company in compliance with the Act and any and all other documents necessary with respect to termination and cancellation.

Section 8.3 Reserve. Notwithstanding the provisions of this Article, the Company may retain such amounts as it deems reasonably necessary as a reserve for any contingent liabilities or obligations of the Company. After such reasonable period of time as the Member shall determine, the balance of such reserve shall be distributed to the Member pursuant to this Article VIII.

ARTICLE IX

INVESTMENT REPRESENTATION

Section 9.1 Investment Purposes. The Member hereby represents and covenants that such Member is acquiring such Member’s membership interest solely for investment purposes and not with a view to the distribution or resale thereof.

ARTICLE X

INDEMNIFICATION

Section 10.1 Indemnification of Member and Officers. The Company hereby agrees to and shall indemnify and defend the Member, Manager and the officers of the Company, and any employee or agent of the Company or anyone who was serving as such one at the request of the Company on behalf of some other entity (each, an “Indemnified Party”), and hold each of them harmless from and against any and all obligations, losses, damages, penalties, actions, judgments, suits, proceedings, costs, expenses and disbursements of any kind or nature whatsoever that may be imposed on, incurred by or asserted against the indemnified party (including, without limitation, all costs and expenses of defense, appeal and settlement) to the fullest extent permitted by the Act. The obligations of the Company under this Section 10.1 shall be satisfied solely from the assets of the Company, and no member shall have any personal liability on account thereof.

Section 10.2 Insurance. The Company shall have power to purchase and maintain insurance on behalf of any person, firm or corporation that is or was a member or officer of the Company or otherwise affiliated with the Company against any liability asserted against and incurred by such Indemnified Party in such Indemnified Party’s capacity, or arising out of the Indemnified Party’s status as such, whether or not the Company would have the power to indemnify the Indemnified Party against such liability under the provisions of this Article X.

ARTICLE XI

MISCELLANEOUS

Section 11.1 Company Covenants.

(a) The Company shall maintain its existence as a limited liability company in the State of Ohio and in all other states or jurisdictions where it is required to be qualified to conduct its business.

(b) The Company shall comply with all obligations under its Articles of Organization, duly adopted by-laws (if any), this Agreement and the Act.

Section 11.2 No Member Liability. No Member shall be liable for the debts, liabilities, contracts or any other obligations of the Company.

Section 11.3 Governing Law. The Company and this Agreement shall be governed by and construed in accordance with the laws of the State of Ohio, notwithstanding the application of any principles of conflicts of law.

Section 11.4 Entire Agreement. This Agreement, together with the Articles of Organization and any duly adopted by-laws of the Company, as any of the foregoing may be duly amended in writing from time to time, contain the entire agreement or declaration of the Member(s) with respect to the operation of the Company.

Section 11.5 Severability. This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules and regulations of the jurisdictions in which the Company does business. If any provision of this Agreement, or the application thereof to any person or circumstance shall, for any reason and to any extent, be invalid or unenforceable, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby, but rather shall be enforced to the greatest extent permitted by law.

Section 11.6 Headings and Captions; Variation in Pronouns. The headings and captions used in this Agreement are for convenience of reference only and shall not affect the interpretation or construction of any of the terms and provisions of this Agreement. Except as specifically provided otherwise, all of the terms and words used in this Agreement, regardless of the number and gender in which they are used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context or sense of this Agreement or any section or clause herein may require, the same as if such words had been fully and properly written in such number and gender.

Section 11.7 Amendment. This Agreement may be amended by the Member at any time and from time to time. Any such amendment shall be in writing.

IN WITNESS WHEREOF, the sole Member has hereunto set its hand as of the date set forth above.

MEMBER: Eaton Corporation Sole Member

By:	/s/ Earl R. Franklin
Earl R. Franklin,
Senior Vice President and Secretary